Exhibit 10.4

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Amendment”) is made and entered into this 12th day of September, 2008 (the “Execution Date”), by and between One Directory Place, LLC, a Colorado limited liability company (“Landlord”), and Quebecor World Loveland, Inc., Vida Quebecor Printing Loveland, Inc., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant are parties to that certain. Lease dated July 21, 1995 (the “Original Lease”) for the premises consisting of approximately 125,000 square feet of space known as 380 W. 37th Street, Loveland, Colorado 80538 (hereinafter the “Original Demised Premises”); and

WHEREAS, the original Term of the Lease expires on July 31, 2010; and

WHEREAS, pursuant to the First Amendment to Lease dated May 6, 1996, Tenant exercised the First Expansion Option granted to Tenant in Section 8.13A of the Addendum No. 2 to Lease (the “Addendum”), under which Tenant leased an additional approximately 24,950 square feet of warehouse space defined therein as the “Additional Improvements.” The Original Lease and the Addendum are collectively referred to herein as the “Lease” and the Original Demised Premises and the Additional Improvements are collectively referred to herein as the “Demised Premises”; and

WHEREAS, the Addendum also provides for a Second Expansion Option pursuant to which the Tenant was provided the right to further expand the total square footage of the Demised Premises; and

WHEREAS, notwithstanding the provisions of the Addendum, and in lieu of the Second Expansion Option therein, Landlord and Tenant have reached an agreement to expand the Demised Premises according to the terms and conditions set forth herein; and

WHEREAS, Landlord and Tenant now therefore desire to amend the Lease to, among other things, extend the Term of the Lease, redefine the Demised Premises in the manner outlined below to include certain additional space (the “New Expansion Space”), the configuration, size and build out of which shall be determined by the parties as set forth below, and to modify the rent payable thereunder; and

WHEREAS, capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Lease,

AGREEMENT

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1. Lease Term. The Term of the Lease is hereby extended for an additional one hundred forty-four (144) months so that it will expire on July 31, 2022 (the “Extended Lease Term”), subject to the provisions of paragraphs 2 and 19 below, pursuant to which this Amendment may become null and void.

2.	Demised Premises.

(A) Tenant may elect to add the New Expansion Space to the Demised Premises as provided in this paragraph 2. Upon the Effective Date, as defined in paragraph 3 below, the Demised Premises shall be redefined for all purposes to include the New Expansion Space (to be constructed by Landlord), which shall contain, at Tenant’s election, as provided for hereinafter, either approximately 10,000 square feet of space, or more than 10,000 square feet of space but not more than approximately 40,000 square feet of space. The Demised Premises and the New Expansion Space are collectively referred to herein as the “Redefined Demised Premises”, and the total square footage thereof is to be confirmed by the parties pursuant to a Commencement Date Memorandum to be executed following the Effective Date; provided, however, that New Expansion Space greater than approximately 20,000 square feet shall be subject to: (i) the approval of Landlord, which approval Landlord shall not unreasonably withhold (it being agreed to, however, that it shall not be deemed unreasonable for Landlord to withhold its approval if the design and configuration of the New Expansion Space is inconsistent with the use and character of the Building as a manufacturing/industrial warehouse); and (ii) Landlord’s reasonable determination that it will be able to obtain necessary approvals and authorizations for such expansion from local governmental authorities having jurisdiction. If Tenant, in its sole and absolute discretion (but subject to the foregoing conditions if the New Expansion Space will be greater than approximately 20,000 square feet), elects to add the New Expansion Space to the Demised Premises, then on or before October 1, 2008, Tenant shall provide Landlord written notice (the “Tenant Notice”) of its election to add the New Expansion Space to the Demised Premises and specifying the size of the New Expansion Space. With the Tenant Notice, Tenant shall deposit with Landlord the sum of $200,000.00 (the “Space Plan Costs Deposit”) representing the estimated out-of-pocket costs to be incurred by Landlord after the Execution Date for developing and preparing the Space Plan and Budget, and obtaining the Governmental Authorizations in accordance with paragraphs 2(B) and 3(C) below (hereinafter collectively, the “Space Plan Costs”). Without limitation, the Space Plan Costs shall not include Landlord’s internal costs (i.e., costs not paid to third parties or paid to Landlord’s affiliates) and shall not include costs for work ordered prior to the Execution Date. In the event Tenant fails to timely provide the Tenant Notice, then this Amendment automatically shall become null and void, ab initio, and of no further force or effect.

(B) If Tenant timely provides the Tenant Notice, then within sixty (60) days after Landlord’s receipt of the Tenant Notice and the Space Plan Costs Deposit, Landlord shall have developed and prepared for Tenant’s review and approval, in Tenant’s sole and absolute discretion, architectural plans and specifications (collectively the “Space Plan”) detailing the scope and design of the improvements for the New Expansion Space, together with a Budget therefor. Tenant shall have forty-five (45) days following its receipt of the Space Plan and Budget to provide

Landlord with written approval of the same or Tenant’s requested changes to the same. In the event Tenant fails to timely provide such approval, or requested changes, then this Amendment 1 automatically shall become null and void, ab initio, and of no further force or effect. In such case, within ten (10) business days after this Amendment becomes null and void, Landlord shall provide Tenant a reconciliation of the actual Space Plan Costs incurred by Landlord and either refund to Tenant any unused portion of the Space Plan Costs Deposit, or submit to Tenant an invoice for costs in excess of the amount deposited by Tenant, which such invoice Tenant shall pay within ten (10) business days after receipt. If Tenant timely provides requested changes, Landlord shall, as quickly as reasonably possible, but in all events within thirty (30) days after its receipt of Tenant’s requested changes, provide to Tenant written responses to Tenant’s requested changes and a revised Space Plan and Budget that incorporate Landlord’s responses to Tenant’s requested changes, Tenant shall have ten (10) days after its receipt of Landlord’s written responses and the revised Space Plan and Budget to approve or reject the revised Space Plan and Budget, In the event Tenant fails to timely provide approval of the revised Space Plan and Budget, or rejects the same, then this Amendment shall automatically become null and void, ab initio, and of no further force or effect; and a reconciliation of the Space Plan Costs and Space Plan Costs Deposit shall be provided by Landlord in the same manner as described above, within ten (10) business days after this Amendment becomes null and void. If Tenant timely provides the Tenant Notice and timely provides approval of the Space Plan and Budget or a revised Space Plan and Budget, the New Expansion Space shall be constructed by Landlord in accordance with paragraph 3 below. In such case, the Space Plan Costs Deposit (i.e. $200.000) shall be refunded to Tenant promptly upon Landlord’s receipt of the Letter of Credit provided for in paragraph 17 below.

3.	Tenant Improvements.

(A) Subject to paragraph 3(B) below, Landlord agrees to construct the New Expansion Space, on a turn-key basis (i.e., solely at Landlord’s cost and expense, except for the cost of electrical distribution from the electrical panel to be installed by Landlord, and except for the costs of the Additional Work, as that term is defined below), and using Building-Standard materials, in accordance with the Space Plan (the “Landlord’s Work”), which such Landlord’s Work shall include electrical requirements to the panel of the New Expansion Space, with the Tenant being solely responsible, at Tenant’s cost and expense, for all electrical requirements from the panel to Tenant’s equipment. The construction of the Landlord’s Work shall be performed in a good and workmanlike manner in accordance with the Space Plan and all applicable laws, In the event Tenant requests, and Landlord approves of, any changes or modifications that require work over and above the scope of the approved Space Plan, (the “Additional Work”), the costs thereof shall be Tenant’s sole responsibility. Landlord agrees not to unreasonably withhold, delay or condition its approval of any such changes or modifications. Tenant shall pay any such costs, together with a fee equal to eight percent (8%) of the same, within thirty (30) days after Tenant’s receipt of invoices therefor from Landlord, If payment is not received by Landlord within such time, Tenant shall pay interest thereon at the rate set forth in the Original Lease. The Effective Date shall be the date of “Substantial Completion” of the New Expansion Space. “Substantial Completion” shall mean the date that: (i) Landlord has completed all of the Landlord’s Work detailed in the Space Plan, excepting only minor punch list items; and (ii) a Certificate of Occupancy or its equivalent is issued for the New Expansion Space by the applicable governmental authority. Notwithstanding the foregoing, however, Landlord represents to Tenant that, subject to any Force Majeure Event or Tenant Delay, as such terms are defined below, Substantial Completion of Landlord’s Work (excluding, however, any Additional Work, and excluding the electrical distribution work that is Tenant’s responsibility) shall occur no later than six (6) months following the date Landlord commences construction of the New Expansion Space (the “Completion Deadline”) as provided for below. Subject to the foregoing conditions, in the event such Substantial Completion does not occur by the Completion Deadline, although the validity of this Amendment shall not be affected, Tenant shall, in such case, be entitled to liquidated damages in the amount of $1,000.00 per day for each day beyond the Completion Deadline until such Substantial Completion occurs. Landlord shall use commercially reasonable efforts to complete any Additional Work by the Completion Deadline, but if Landlord achieves such Substantial Completion by the Completion Deadline, but fails to complete the Additional Work by the Completion Deadline, then Tenant shall not be entitled to liquidated damages described above. Prior to the New Expansion Space being delivered to Tenant, a representative of Landlord and a representative of Tenant shall walk through the New Expansion Space and jointly prepare a list of minor items, which, in their reasonable opinions have not been fully completed or which require repair (the “Punch List Items”). Landlord shall cause its contractor to commence the completion or repair of the Punch List Items as quickly as possible after the date of the “walk-through”, but in all events within thirty (30) days after such date, and to complete such work as quickly as possible.

(B) In the event Tenant’s election was for a New Expansion Space of more than approximately 10,000 square feet of space then the costs and expenses for the Landlord’s Work which are attributable to the increase in size from approximately 10,000 square feet of space, as such costs and expenses are reflected in the Budget (the “Costs in Excess of 10,000 SF”), although paid by Landlord, shall be amortized into the Monthly Basic Rent paid for the Redefined Demised Premises as set forth in paragraph 4 below. All of the other provisions relating to the construction of the New Expansion Space in paragraph 3.A above shall apply.

(C) Following the date (the “Approval Date”) on which Landlord receives Tenant’s approval of the Space Plan and Budget, or a revised Space Flat and Budget, Landlord shall promptly seek and diligently pursue from the appropriate governmental agencies all necessary entitlements, permits approvals and authorizations, (collectively “Governmental Authorizations”) to permit construction of the New Expansion Space. If Landlord is unable to obtain all necessary Governmental Authorizations it shall promptly, in writing, notify Tenant of its inability to do so. If Landlord so notifies Tenant, or if, in any event, Landlord is unable to obtain the Governmental Authorizations within one hundred twenty (120) days after the Approval Date, then Tenant shall have the right, in its sole discretion, to terminate the Lease (including this Amendment) by providing Landlord written notice of its intention thereof; such termination shall be effective on the termination date specified in Tenant’s notice which date shall be not less than three (3) months nor more than twenty-four (24) months from the date of Tenant’s Notice; provided, however, that the effective termination date shall not be sooner than July 31, 2010 (the date on which the existing Lease Term will expire). If, however, Landlord obtains the Governmental Authorizations prior to the termination of the Lease by Tenant, then upon receipt thereof, and on the condition that Landlord has received the

Letter of Credit provided for in paragraph 17 below, Landlord shall promptly commence construction of the New Expansion Space, and diligently pursue the same to Substantial Completion, in accordance with the provisions herein. In the event construction has not been commenced within one hundred eighty (180) days after the Approval Date (except only if such failure is solely on account of Tenant’s failure to deliver to Landlord the Letter of Credit provided for in paragraph 17 below), then Tenant shall have the right, within seven (7) days thereafter, to provide Landlord with a written demand requiring Landlord, within three (3) business days, to submit to Tenant a proposed construction schedule. In the event Landlord fails within such time to submit a construction schedule, or if the schedule submitted is not reasonably acceptable to Tenant, then Tenant shall have the right, within three (3) business days thereafter, and in its sole discretion, to terminate the Lease (including this Amendment) by providing Landlord written notice of its intention thereof; such termination shall be effective on the termination date specified in Tenant’s notice, which date shall be not less than three (3) months nor more than twenty-four (24) months from the date of Tenant’s notice; provided, however, that the effective termination date shall not be sooner than July 31, 2010 (the date on which the existing Lease Term will expire). In the event Landlord commences construction of the New Expansion Space but fails to diligently pursue such construction, then Tenant shall have the right to provide Landlord with a written demand requiring Landlord to diligently pursue construction and if Landlord fails to diligently pursue construction within seven (7) days after Landlord’s receipt of Tenant’s notice, then Tenant shall have the right, within three (3) business days thereafter, and in its sole discretion, to terminate the Lease (including this Amendment) by providing Landlord written notice of its intention thereof; such termination shall be effective on the termination date specified in Tenant’s notice, which date shall be not less than three (3) months nor more than twenty-four (24) months from the date of Tenant’s notice; provided, however, that the effective termination date shall not be sooner than July 31, 2010 (the date on which the existing Lease Term will expire). In the event Tenant exercises any of the foregoing rights to terminate the Lease, then Landlord shall have no further obligations hereunder to continue to seek Governmental Authorizations and/or to continue with construction of the New Expansion Space. In addition, if, notwithstanding Landlord’s inability to obtain Governmental Authorizations and/or to commence or diligently pursue construction, Tenant nevertheless fails, or elects not to exercise its termination rights, then Landlord shall have the option of either continuing with its efforts with respect to obtaining said Governmental Authorizations and/or commencing or pursuing construction, or, upon written notice to Tenant, to terminate the provisions of this Amendment relating to adding the New Expansion Space to the Demised Premises. Landlord and Tenant agree to reasonably coordinate and cooperate with each other regarding all phases of construction in order to facilitate the completion of the New Expansion Space. Landlord shall, on its part, also take reasonable precautions to avoid any material interference with Tenant’s operations at the Demised Premises during such construction, and Tenant shall, on its part, take reasonable precautions to avoid causing any “Tenant Delay”, as hereinafter defined, or any material interference with the completion of the Landlord’s Work. Landlord shall not be responsible or liable in any way (including for liquidated damages under paragraph 3(A) above), for any act or omission of Tenant that actually delays the Substantial Completion of the Landlord’s Work (a “Tenant Delay”) or by reason of any cause beyond the reasonable control of Landlord, including, but not limited to, accidents, strikes, riots, civil disturbances, energy shortages, governmental preemption, or any rule, order, or regulation of any department or subdivision thereof of any government agency, or by reason of shortages of labor or materials or emergency (hereinafter, a “Force Majeure Event”), nor shall Landlord be responsible or, liable in any way for any increased costs of Landlord’s Work which are created by a Tenant Delay.

For purposes of any Tenant approvals or authorizations required or permitted hereunder relating’ to the construction of the improvements to the New Expansion Space, Tenant hereby designates William Saddler, or Mario D’Arienzo as its authorized representatives, In the event Tenant’s authorized representatives become unavailable during such periods of time contemplated hereunder, Tenant shall designate in writing another representative authorized to, act in such capacity with respect to the Tenant Improvements.

Upon completion of the New Expansion Space, Landlord shall, assign to Tenant any and all assignable manufacturer’s warranties relating to improvements therein. Landlord shall also warranty the workmanship of the Landlord’s Work for a period of twelve (12) months following the Effective Date, Otherwise, and except as set forth in the Space Plan with respect to the construction of the New Expansion Space, and subject to latent defects relating to the Landlord’s Work and any Punch List Items, Tenant shall not be entitled to any other tenant improvements, allowances, or credits in lieu thereof, and Tenant accepts the Redefined Demised Premises in its “AS IS” condition, which condition Tenant acknowledges is satisfactory for the operation of Tenant’s business,

4. Basic Rent. From and after the Execution Date, Tenant shall pay Basic Rent for the Redefined Demised Premises according to the following schedule:

Time Period	Monthly Basic Rent
(for the Redefined Demised Premises [i.e., the Original Demised Premises and the Additional Improvements and New Expansion Spool])*
Through 07/31/08	$90,486,09
08/01/08 - 07/31/09	$93,232.16
08/01/09 - 07/31/20	$96,041.29
08/01/20 - 07/31/22	Annual CPI increases not to exceed 3%** as described in paragraph 4 below

*	Notwithstanding the foregoing chart of Monthly Basic Rent, in the event of Costs in Excess of 10,000 SF, the Commencement Date Memorandum shall include a revised Basic Rent Schedule to reflect the return on investment of Costs in Excess of 10,000 SF, at the rate of ten percent (10%) per annum, over the Extended Lease Term.

**	The annual CPI increases referred to above in .the last row of the foregoing chart of Monthly Basic Rent shall be determined as follows: as of August 1, 2020, and again on August 1, 2021, Basic Rent shall be increased according to the percentage of increase in the Consumer Price Index (“CPI”), not to exceed, however, an increase of more than three percent (3%) per year, on a cumulative basis. CPI shall mean the Consumer Price Index for all Urban Consumers (all items) as published by the United States Department of Labor, Bureau of Labor Statistics for the Denver Metropolitan Area, The amount of the increase shall be measured by comparing the most recent CPI figures published prior to the first day of the preceding Lease Year with those figures published prior to the first day of the Lease Year in which the adjustment will occur. Landlord shall provide Tenant with written notice of the Basic Rent increase, which shall include the figures upon which the same was calculated. Notwithstanding the foregoing, in no event shall the Monthly Basic Rent for any year during this period of time be less than the Monthly Basic Rent for the immediately preceding year.

5. Additional Rent. Following the Effective Date, Tenant shall pay Additional Rent based upon the Redefined Demised Premises.

6. Roof Repairs and Replacement. Tenant, at Tenant’s sole cost and expense, shall continue to be responsible, pursuant to Section 7.2 of the Original Lease for any repairs and maintenance to the roof of the Redefined Demised Premises; provided, however, Landlord agrees to reimburse Tenant for any costs in excess of $10,000 per calendar year, for repairs and maintenance which Landlord has agreed, in advance and in writing, are reasonably necessary. Such reimbursement shall be made by Landlord within thirty (30) days following Landlord’s receipt of proper invoices evidencing in sufficient detail the work having been completed by Tenant to the roof. Notwithstanding anything contained in the Lease or in this Amendment to the contrary, Landlord shall, at Landlord’s election and at Landlord’s sole cost and expense, replace the Building roof on or before July 31, 2013; provided, however if Landlord elects not to replace the roof on or before July 13, 2013, then beginning on August 1, 2013, Landlord, rather than Tenant, shall be responsible for all repairs and maintenance to the roof. If and when Landlord replaces the roof, thereafter Tenant shall be solely responsible through the remainder of the Extended Lease Term, for any subsequent repair and maintenance costs of whatever nature and without any cap or other limitation,

7. Parking Area. Section 2.8 of the Original Lease shall be deleted in its entirety and replaced with the following:

“Parking Area” shall mean that portion of the Land which is or is to be paved and otherwise improved for the parking of motor vehicles during the Term (as may be extended) (including the modification, extension and improvements pursuant to the construction of the New Expansion Space). The revised Parking Area and the modified access to such Parking Area as a result of the New Expansion Space is depicted on the attached Exhibit A. At all times during the Term (as may be extended), Tenant shall have complete access to and use of the Parking Area twenty-four hours each day and seven days each week, at no charge to Tenant.

8.	Additional Options to Extend.

(A) Grant of Options. Provided that Tenant is not in default under the Lease (after the expiration of any notice and cure period) at the time of the exercise of an option granted herein Landlord grants to Tenant two (2) options (the “Extension Options”) to further extend the Term for an additional five (5) year period each (the “Second Extended Lease Term” and the “Third Extended Lease Term”, respectively) immediately succeeding the Extended Lease Term and, if applicable, the Second Extended Lease Term. The Extension Options granted herein shall not operate to extend. any renewal, extension or other time period granted to Tenant by Landlord other than as expressly stated herein. All terms and conditions applicable during the Extended Lease Term, excluding any allowances, incentives or concessions, shall apply during the Second Extended Lease Term and, if applicable, the Third Extended Lease Term, except that Basic Rent shall be as provided for below.

(B) Notice Provisions. If Tenant elects to exercise the Extension Options hereunder, it shall do so by giving written notice of such election to Landlord sent by certified mail, return receipt requested, no more than twenty-four (24) months and no less than twelve (12) months prior to the expiration of the Extended Lease Term or the Second Extended Lease Term, as the case may be. Upon giving such notice, Tenant shall be bound by all of the terms and conditions of the Lease during the applicable extended Lease Term. In the event Tenant fails to exercise the Extension Options within the required time period as specifically provided for herein, then such Extension. Options shall become null and void and the Lease shall, unless earlier terminated, terminate upon expiration of the Extended Lease Term or, if applicable, the Second Extended Lease Term. Tenant’s option to extend for the Third Extended Lease Term is conditioned upon it having timely and properly exercised the option to extend for the Second Extended Lease Term.

(C) Rent. The Basic Rent for the Redefined Demised Premises during the Second Extended Lease Term and the Third Extended Lease Term, if applicable, shall be the Market Rental Rate as hereinafter defined. Notwithstanding the foregoing, in no event shall the Basic Rent for the first year during the Extended Lease Term or the Second Extended Lease Term, as the case may be, be less than the Basic Rent during the year immediately preceding the year during which the applicable extended lease term commenced. The “Market Rental Rate” shall be defined as the rental rate, on a per square foot per year basis, for a premises similar to the Redefined Demised Premises, which would be agreed to between a willing and informed landlord and a willing and informed renewing tenant, taking into consideration, among other things, floor, location, size of the premises, and the level and nature of the tenant improvements, including but not limited to the specialized design of, and existing infrastructure for the Redefined Demised Premises as a manufacturing facility uniquely suited to accommodate uses thereof such as Tenant’s. Basic Rent for each subsequent year shall increase by market rate escalations, if any. All other terms and conditions of the Lease applicable to the payment of Rent, including the payment of Additional Rent, shall apply during the applicable Extended Term. Provided the conditions described above to the Tenant’s right to exercise its

Extension Options are satisfied, Landlord shall, within fifteen (15) days after receipt of Tenant’s notice of its intent to exercise the Extension Option, deliver to Tenant a written determination of the then prevailing Market Rental Rate as determined by Landlord, using the criteria set forth above. Tenant shall thereafter have twenty (20) days to either notify Landlord in writing of its acceptance of Landlord’s determination of the then Market Rental Rate, or to deliver to Landlord its own determination of the same, in which case Landlord and Tenant shall have an additional fifteen (15) days to negotiate in good faith a Market Rental Rate acceptable to both Landlord and Tenant; provided, however, that Tenant’s failure to provide a written response to Landlord’s determination of the Market Rental Rate shall conclusively be deemed an acceptance thereof by Tenant. In the event Landlord and Tenant are unable to agree on the Market Rental Rate during such additional fifteen (15) day period, then the parties shall submit the matter to arbitration in accordance with the following provisions. The parties shall, within fifteen (15) days thereafter, each engage at their own cost, a real estate appraiser with at least seven (7) year’s experience in commercial leasing and appraising of manufacturing and industrial buildings in the Loveland and Denver Metropolitan MSA areas. If a party does not so appoint an appraiser within said fifteen (15) days, then the sole appraiser appointed shall set the Market Rental Rate. If the two appraisers are appointed by the parties, they shall meet and promptly attempt in good faith to agree on a Market Rental Rate, using the criteria set forth above, Provided, however, if the two are unable to reach an agreement within thirty (30) days they shall then jointly appoint a third appraiser meeting the same qualifications to act as an arbitrator in setting the Market Rental Rate, using the criteria set forth above. Each party shall share equally in the cost of the arbitrator who shall conduct the arbitration, in accordance with the rules of the American Arbitration Association, or such other mutually agreed upon rules and procedures, within forty-five (45) days, Upon a determination as to the Market Rental Rate, whether by agreement or arbitration, then Tenant agrees to execute and return to Landlord, within ten (10) days after receipt thereof, a written extension form prepared by Landlord for attachment to the Lease.

The Extension Options granted herein are personal to Tenant, and to any affiliate or subsidiary to which the Lease has been assigned or the Redefined Demised Premises subleased, and no other assignee or sublessee shall have the right to exercise the same without Landlord’s prior written agreement in addition, the Extension Options may be assigned by Tenant to any assignee of this Lease to which Landlord has consented.

9. Termination and Purchase Options. Effective as of the Effective Date, Section 3.2 of the Original Lease providing Tenant with a Termination Right, and Section 14.22 of the Addendum providing Tenant with a Purchase Option are hereby deleted in their entirety, such that said Termination. Right and Purchase Option are null and void and of no further force or effect.

10. Tenant’s Right of First Refusal to Purchase the Redefined Demised Premises. Provided that Tenant is not in default under the Lease ( after the expiration of any notice and cure period) at the time of exercise of such right, Tenant shall have the Right of First Refusal (the “ROFR”) to purchase the Redefined Demised Premises subject to the following conditions, If, at any time during the Extended Lease Term, Landlord receives an offer from a third party containing the material terms for the purchase of the Redefined Demised Premises (the “Offer Notice”), Landlord shall deliver the same to Tenant, and Tenant shall thereafter have twenty (20) calendar days to exercise its ROFR by providing Landlord written notice of its intention to purchase the Redefined Demised Premises on the same terms and conditions contained therein, Upon so notifying Landlord, Tenant shall be bound by the terms of the Offer Notice, and Landlord and Tenant shall then proceed with due diligence, to consummate the sale pursuant to Landlord’s standard Purchase Agreement, acting reasonably with market terms and conditions, In the event Tenant fails to properly exercise the ROFR then Landlord shall be free to sell the Redefined Demised Premises to either: (i) the third party from whom the Offer Notice was received; or (ii) within six (6) months following the date of the Offer Notice, to any other prospective purchaser; provided, however, that the terms of the proposed sale are substantially the same as are in the Offer Notice, including a purchase price not more than five percent (5%) lower than the purchase price in the Offer Notice, Otherwise, and following said six (6) months, Tenant’s ROFR shall apply to subsequent offers to purchase the Redefined Demised Premises and the same procedures set forth above shall be followed, The ROFR. granted herein is personal to Tenant and to any affiliate or subsidiary to which the Lease has been assigned or the Premises has been subleased, and in no event shall any other assignee or subtenant be entitled to exercise the same; in addition, the ROFR may be assigned by Tenant to any assignee of this Lease to which Landlord has consented.

11. Permitted Transfers. Section 8.17 of the Original Lease is amended by the addition of the following:

Notwithstanding the foregoing provisions of this Section 8.17, Tenant shall have right, ‘without Landlord’ s consent, but upon prior written notice, to transfer Tenant’ s interest in this Lease to any entity in the “controlled group”, as defined in Internal Revenue Code Section 267(f), of Quebecor World, Inc., f/k/a Quebecor Printing., Inc,, or Quebecor World (USA) Inc., successor by merger to Quebecor Printing (USA) Holdings Inc., provided, however, that no such transfer shall operate to release Tenant, nor Guarantor hereunder and such Transfer shall be evidenced by Landlord’s standard form for the same.

12. Option to Terminate if Damage Substantial. Section 9.2 of the Original Lease is amended as follows:

In the event that Substantial Damage to the Redefined Demised Premises occurs as a result of fire or other, insured casualty, Tenant shall have the right to terminate the Lease upon 120 days’ prior written notice to Landlord, in which event this Lease shall terminate on the date specified in Tenant’s notice and Landlord and Tenant shall be released and discharged from all hither obligations under the Lease, except for such obligations as are intended to survive the expiration or early termination thereof. Tenant shall give such notice of Termination, if at all, within sixty (60) days after the occurrence of the Substantial Damage. As used herein, “Substantial Damage” shall mean damage that prevents Tenant from continuing substantial business operations in the Redefined Demised Premises until restoration or repairs are completed and which restoration or repairs Landlord reasonably estimates cannot be completed within 210 days after the occurrence of the Substantial Damage.

13. Surrender Upon Lease Expiration. Section 13.1 of the Original Lease is amended by adding at the end of the last sentence the words “and damage by casualty or condemnation”.

14. No Rental Abatement. Tenant shall not receive nor be entitled to claim any free rent or other rental abatement, except as otherwise expressly provided in the Lease and this Amendment, including, but not limited to, a casualty or condemnation event. Monthly installments of Basic Rent shall be due and payable on the first day of each month as provided for in the Lease.

15. Brokerage Fees. Landlord and Tenant each represent and warrant that they are not represented by any broker in connection with this Amendment. Landlord and Tenant shall each indemnify the other against all costs, expenses, attorney’s fees, liens and other liability for commissions or other compensation of any broker engaged by the indemnifying party.

16. Lease Guarantee. As a condition of this Amendment, Tenant shall obtain Guarantor’s written consent and affirmation of Guaranty to the terms and conditions contained herein, in the form attached hereto as Appendix A.

17.	Letter of Credit.

(A) On or before the Letter of Credit Delivery Date (as defined in paragraph 17.B, below), Tenant shall deliver to Landlord a Letter of Credit, in the form attached hereto as Exhibit “A” issued by Credit Suisse, or another bank reasonably acceptable to Landlord, and being fully assignable to Landlord’s lender(s), in an amount equal to the sum of: (i) the costs of constructing the New Expansion Space to be borne by Landlord (including the Costs in Excess of 10,000 SF, if any), but not including any costs of constructing the New Expansion Space to be borne by Tenant; and (ii) six (6) months of Basic Rent (i.e. $559,392.96), as security for the performance of Tenant’s obligations hereunder, and under the Lease.

(B) As used in this paragraph 17, the “Letter of Credit Delivery Date” shall mean the first date upon or after which all of the following have occurred; (i) Tenant has approved in writing the Space Plan and Budget or a revised Space Plan and Budget; (ii) Landlord has obtained the Governmental Authorizations; (iii) the Bankruptcy Court (as that term is defined in paragraph 18 below) has approved the assumption of the Lease by Tenant and authorized Tenant’s entry into and performance of its obligations under this Amendment; and (iv) Landlord has obtained its lender’s approval to enter into this Amendment.

(C) Notwithstanding the foregoing provisions of this paragraph 17 or any other provision in this Amendment or the Lease, Landlord shall release the Letter of Credit, in whole or in part, as provided below, in accordance with the provisions of clauses (i), (ii) and (iii) below; without limitation, Tenant shall be entitled to partial releases under both clauses (i) and (ii) if the conditions of both clauses are satisfied. Partial releases of the Letter of Credit pursuant to this Section 17(C) may be accomplished by endorsement or amendment of the Letter of Credit or issuance and delivery of a replacement Letter of Credit and Landlord shall cooperate with Tenant to accomplish such partial releases.

(i) One-eighth (1/8th) of the original amount of the Letter of Credit shall be released by Landlord within thirty (30) days after the conclusion of each of the first eight (8) lease years (the “Refund Period”) of the Extended Lease Term (i.e., on or before August 30 of 2011, 2012, 2013, 2014, 2015, 2016, 2017 and 2018), provided that: (A) during the lease year just concluded Tenant has not been in default of any of its financial obligations under this Amendment or the Lease; and (B) one year has expired from the date on which the Bankruptcy Court enters an order confirming the reorganization plan of Tenant’s Canadian parent company, Quebecor World Inc, (the, “Parent”). If Tenant is not entitled to a partial release pursuant to this clause (i) at .the end of any lease year during the Refund Period because both of the conditions set forth in (A) and (B) above have not been satisfied, then the amount that would have been released shall be added to the amount to be released at the end of the next lease year (and carried forward from lease year to lease year until released) provided that Tenant has not been in default of any of its financial obligations under this Amendment or the Lease during such next lease year and the condition in (B) has been satisfied. For example, and by way of illustration only, if the amount to be released on August 30, 2011 pursuant this clause (i) is $200,000, but the conditions set forth in (A) and (B) have not been satisfied, then, as of August 30, 2012 (assuming that Tenant has not been in default of its financial obligations under the Lease and this Amendment during the lease year ended August 30, 2012 and the condition set forth in (B) has been satisfied), Landlord shall release $400,000 from the Letter of Credit as of August 30, 2012.

If one-half of the then-current amount of the Letter of Credit is released by Landlord pursuant to clause (ii) below after Tenant has already received a partial release of the Letter of Credit pursuant to this clause (i) (i.e., Tenant has received a release of at least 1/8th of the original amount of the Letter of Credit), then the annual amounts of the Letter of Credit that shall be released by Landlord pursuant to this clause (i) shall be recalculated, so that the amount that is released annually is a pro rata share of the remaining balance of the Letter of Credit (i.e., the remaining balance of the Letter of Credit shall be divided by the number of lease years (whole or partial) remaining in the Refund Period); and

(ii) Upon the occurrence of the Parent obtaining and maintaining for not less than 180 consecutive days a credit rating of no less than BB+ from Standard & Poor’s, or an equivalent credit rating from a different rating agency, Landlord shall release one-half (1/2) of the then-current amount of the Letter of Credit. By way of illustration only and without limitation,. assume that the original amount of the Letter of Credit is $1,600,000.00 and 1/8th of that amount, $200,000.00, is released on or before August 30, 2011 and, on October 1, 2011, Tenant becomes entitled to a partial release pursuant to clause (i) above, Therefore, on October 1, 2011, Tenant would be entitled to a partial refund of $700,000 (i.e., one-half of

$1,400,000, which is the remaining balance of the Letter of Credit at that time), On or before each of August 30 of 2012, 2013, 2014, 2015, 2016, 2017 and 2018, Tenant would be entitled to a partial release in the amount of $100,000 (i.e., 1/7th of the remaining balance of the Letter of Credit), assuming that Tenant had not been in default of any of its financial obligations under this Amendment and the Lease during the lease year just concluded.

(iii) In addition to the partial releases provided for in clauses (i) and (ii), if, as of September 1, 2015, the Parent has obtained and maintained for not less than 180 consecutive days a credit rating of no less than BBB from Standard & Poor’s, or an equivalent credit rating from a different rating agency, Landlord shall promptly release the entire balance of the Letter of Credit, If, as of such date, the Parent has not achieved and maintained such credit rating, then, at such later time as the Parent has obtained and maintained such credit rating for not less than 180 consecutive days, Landlord shall promptly release the entire balance of the Letter of Credit.

18. Ratification. Except as expressly amended, modified or changed herein, all of the terms, conditions and covenants of the Lease shall remain in full force and effect during the Extended Lease Term and Landlord and Tenant hereby ratify and reaffirm such terms, conditions and covenants and shall be bound thereby, However, in the event this Amendment becomes null and void pursuant to any of the express provisions contained herein, then all of the terms, conditions and covenants of the Leas; shall remain in full force and effect through the existing Lease Term (i.e. through July 31, 2010) and any renewal periods provided for in the Lease, and shall not be modified, affected or changed by this Amendment, and Landlord and Tenant hereby ratify and reaffirm the same and shall be bound thereby. Tenant acknowledges that to Tenant’s knowledge, Landlord is not in default under the Lease and Tenant has no claims against Landlord for failure to perform any of its obligations thereunder. Landlord acknowledges that, to Landlord’s knowledge, Tenant is not in default under the Lease, and Landlord has no claims against Tenant for failure to perform any of its obligations thereunder.

19. Contingencies: Bankruptcy Court and Lender Approval. Notwithstanding anything herein to the contrary, the obligations of Landlord and Tenant hereunder are in all respects subject to and contingent upon: (i) the entry of an Order, in form acceptable to Tenant, in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in the matter of In re Quebecor World (USA) Inc., et al., Case Nos. 08-10152 (JMP) (the “Bankruptcy Case”), approving the assumption of the Lease by Tenant and authorizing Tenant’s entry into this Amendment and its performance of all obligations of Tenant hereunder; and (ii) Landlord obtaining the written approval of its Lender to enter into this Amendment. In the event that Tenant shall fail to obtain such Order from the Bankruptcy Court, or Landlord shall fail to obtain its Lender approval by September 30, 2008, this Amendment automatically shall be deemed null and void, ab initio, and shall be of no further force or effect, any Space Plan Costs Deposit delivered to Landlord shall be immediately returned to Tenant, and neither party shall have any further rights or obligations under this Amendment. Tenant agrees that upon its approval of the Space Plan and Budget or a revised Space Plan and Budget, it shall promptly thereafter file for and diligently and in good faith seek the Order referred to in this paragraph 19.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the clay and year first above written.

LANDLORD:		TENANT:

ONE DIRECTORY, PLACE LLC,		QUEBECOR WORLD LOVELAND, INC.,
a Colorado limited liability company		f/k/a QUEBECOR PRINTING LOVELAND, INC.,
a Delaware corporation

By:	/s/ Nate Schnabel	By:	/s/ David McCarthy
	Nate Schnabel, as attorney in fact for		David McCarthy, Vice-President
Donald P. Cook, Manager

APPENDIX A

GUARANTOR’S CONSENT AND RATIFICATION

Quebecor World Inc., f/k/a Quebecor Printing, Inc., a Canadian corporation, as guarantor under that certain Guaranty of Lease dated June 21, 1995 (the “Guaranty”), pursuant to which it has unconditionally and irrevocably guaranteed all of the obligations of Quebecor World Loveland, Inc., f/k/a Quebecor Printing Loveland, Inc., as Tenant under a Lease Agreement of even date thereof with One Directory Place, LLC, as Landlord, for the lease of certain Demised Premises known as 380 W. 37th Street, Loveland, Colorado 80538 for good and valuable consideration, does hereby provide its consent to that certain Second Amendment To Lease dated September 12, 2008. Guarantor further does hereby ratify and reaffirm the Guaranty in its entirety, and expressly acknowledges and agrees that the duties and obligations thereunder shall not be deemed altered, modified, waived, released, discharged, impaired or affected by reason of such Second Amendment to Lease, all of which duties and obligations shall apply with full force and effect to the Redefined Demised Premises and to all sums payable therefor through the Term as therein extended.

IN WITNESS WHEREOF, Guarantor does execute this Guarantor’s Consent and Ratification this 15 day of September, 2008.

Guarantor:

QUEBECOR WORLD INC., a Canadian corporation

By:	/s/ Mario R. D’Arienzo
Name:	Mario R. D’Arienzo
Its:	V.P. Real Estate

By:	/s/ Michele Bolduc
Name:	Michele Bolduc
Its:	Senior V.P., Legal Counsel